UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.

MATTHEWS INTERNATIONAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

YOUR RESPONSE IS REQUESTED MATTHEWS EMERGING MARKETS EX CHINA ACTIVE ETF

Dear Shareholder:

We have been trying to reach you regarding your investment in the Matthews Emerging Markets ex China Active ETF.

We would like to speak with you regarding an important matter. The call will only take a moment, and no confidential information is required. Please call us toll-free at 1-800-713-9960. Our representatives are available Monday through Friday from 9:00 a.m. to 10:00 p.m. ET, and Saturday from 10:00 a.m. to 6:00 p.m. ET.

When you call, please reference your investor ID listed below.

We appreciate your time and attention and thank you for your investment in the Matthews Emerging Markets ex China Active ETF.

Sincerely,

Mark W. Headley

President of the Trust

INVESTOR ID: 01234567891	Security ID: 12345678 Household ID: 01234567891

matthewsasia.com	Matthews Asia Funds | Four Embarcadero Center, Suite 550, San Francisco, CA 94111

Matthews Asia Funds Four Embarcadero Center, Suite 550 San Francisco, CA 94111

YOUR RESPONSE IS REQUESTED

[    ], 2026

Dear Valued Shareholder:

Your vote is important. We recently mailed you a proxy package for the upcoming special meeting of the Matthews Emerging Markets ex China Active ETF, scheduled for October 14, 2026.

Our records indicate that, as of the date of this letter, we have not yet received your proxy voting instructions.

Please take a moment to cast your vote today. Every vote is important and it is critical that shareholders submit their proxy voting instructions before the upcoming special meeting.

The Board of Trustees unanimously recommends that shareholders vote “FOR” the proposal described in the proxy statement and on the enclosed proxy card. A copy of the proxy statement is available at vote.proxyonline.com/matthewsasia/docs/EMexChina.pdf.

Please take a moment to vote today and help ensure that the Fund’s operation can continue. Thank you for your prompt attention.

Sincerely,

Mark W. Headley

President of the Trust

Here are three convenient methods for voting your proxy:

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote Online. You may cast your vote online by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating, and mailing the enclosed proxy card(s) in the prepaid return envelope provided.